Earnings Presentation First Quarter ended March 31, 2019 Exhibit 99.1

DISCLAIMER Some of the statements in this presentation constitute forward-looking statements, which relate to future events or our future performance or financial condition. The forward-looking statements contained in this presentation involve risks and uncertainties, including statements as to: our future operating results; changes in political, economic or industry conditions, the interest rate environment or conditions affecting the financial and capital markets, which could result in changes to the value of our assets; our business prospects and the prospects of our current and prospective portfolio companies; the impact of investments that we expect to make; the impact of increased competition; our contractual arrangements and relationships with third parties; the dependence of our future success on the general economy, including general economic trends, and its impact on the industries in which we invest; the ability of our prospective portfolio companies to achieve their objectives; the relative and absolute performance of our investment adviser, including in identifying suitable investments for us; our expected financings and investments; the adequacy of our cash resources and working capital; our ability to make distributions to our stockholders; the effects of legislation and regulations and changes thereto; the timing of cash flows, if any, from the operations of our prospective portfolio companies; and the impact of future acquisitions and divestitures. We use words such as “anticipates,” “believes,” “expects,” “intends” and similar expressions to identify forward-looking statements. Actual results could differ materially from those anticipated in our forward-looking statements for any reason, and future results could differ materially from historical performance. We have based the forward-looking statements included in this presentation on information available to us on the date of this presentation, and we assume no obligation to update any such forward-looking statements. Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that we may make directly to you or through reports that we have filed or in the future may file with the U.S. Securities and Exchange Commission, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

MARKET TRENDS & QUARTERLY HIGHLIGHTS Yield seeking investors continue to deploy capital to managers raising private credit funds focused on the middle market The broadly syndicated leveraged finance markets largely recovered from the prior quarter’s volatility Market volatility in the fourth quarter resulted in slower deal activity year to date With an improved economic outlook, spreads remained tight in the middle market Given the heightened competition across the middle market, we continue to find more attractive relative value in larger club and syndicated deals as compared to the lower middle market We also continue to focus on servicing our existing sponsor clients who are seeking add-on acquisition financings, recapitalizations and new business CURRENT MARKET TRENDS QUARTERLY HIGHLIGHTS New par additions during Q1 2019 totaled $58.6 million across 10 new portfolio companies at a weighted average yield at cost of 8.4% Repayments during Q1 2019 totaled $37.3 million across 4 portfolio companies at a weighted average yield at cost of 8.1% Declared a Q2 2019 dividend of $0.23 per share payable on June 21, 2019 to shareholders of record as of June 7, 2019 Leverage of the portfolio increased slightly to 3.9x as of March 31, 2019 compared to 3.8x in the prior quarter, as a result of executing deals to larger companies with modestly higher leverage Amended the Investment Advisory Agreement, effective January 1, 2019, to reduce the catch-up provision related to the income-based incentive fee calculation to 50% from 100% resulting in: A reduced incentive fee expense of $0.3 million, or $0.02 per share, as of March 31, 2019. This compares to an incentive fee expense of $0.6 million, or $0.04 per share, that would have been earned based on the 100% catch-up provision under the prior Investment Advisory Agreement; All other mechanics of the income-based incentive fee calculation remain consistent with the prior calculation

EARNINGS HIGHLIGHTS

QUARTERLY RESULTS OF OPERATIONS

($ in thousands, except per share data)	Q1 2019	Q4 2018	Q3 2018	Q2 2018	Q1 2018
Total investment income	$ 10,229	$ 9,561	$ 9,312	$ 9,688	$ 10,221
Total expenses	6,982	6,401	5,578	5,304	5,307
Net investment income	**3,247**	**3,160**	**3,734**	**4,384**	**4,914**
Net realized (loss)/gain on investments	(7,133)	13	(27)	317	(577)
Net change in unrealized gain/(loss)on investments	6,296	(8,886)	(2,218)	(1,857)	(2,312)
Loss on refinancing of debt	-	(2,218)	-	-	-
Net increase/(decrease) in net assets resulting from operations	**2,410**	**(7,931)**	**1,489**	**2,844**	**2,025**
Net investment income per share	0.20	0.20	0.23	0.27	0.31
Net realized/unrealized losses from investments per share	(0.05)	(0.56)	(0.14)	(0.09)	(0.18)
Loss on refinancing of debt per share	-	(0.14)	-	-	-
Net earnings/(loss) per share	**0.15**	**(0.50)**	**0.09**	**0.18**	**0.13**
Dividends declared per common share	0.23	0.23	0.28	0.28	0.28
Net asset value per share	**10.44**	**10.52**	**11.25**	**11.44**	**11.54**

FINANCIAL HIGHLIGHTS

- Earned net investment income of $0.20 per share for the first quarter, which was consistent with the prior quarter due to:
  - Higher net interest income resulting from the continued ramp of our CLO, offset by
  - Higher expenses driven by increased professional fees, management fees and other expenses
- Net realized and unrealized losses on investments of $0.8 million, or $0.05 per share, for the three months ended March 31, 2019 were primarily driven by:
  - A $1.0 million unrealized loss due to credit-related adjustments on our investment in Emtec Global Services, Inc. and Confluence Outdoors, LLC and
  - $1.2 million of negative mark-to-market related adjustments across six investments, offset by
  - $1.4 million positive mark-to-market adjustments on our syndicated loan portfolio driven by the partial reversal of the year-end market volatility observed in the first quarter

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RECENT PORTFOLIO ACTIVITY PORTFOLIO TURNOVER Q1 2018 excludes the non-cash structuring of Rooster Energy Ltd which resulted in a realization event of $1.3 million       Par ($ in millions) Q1 2019 Q4 2018 Q3 2018 Q2 2018 Q1 2018   Quarterly Average       Originated $ 6.6 $ - $ 7.8 $ 8.3 $ 19.5   $ 8.4   Club 14.5 57.7 7.1 32.1 6.0   23.5   Purchased 20.3 21.5 12.9 34.9 3.6   18.6   Total add-on investments 17.2 35.9 23.3 10.3 7.8   18.9   Total additions 58.6 115.1 51.1 85.6 36.9   69.4   Less: Total repayments/sales (37.3) (34.1) (68.2) (73.8) (35.9)   (49.9)       Net additions/(repayments) $ 21.3 $ 81.0 $ (17.1) $ 11.8 $ 1.0   $ 19.5                     Summary Q1 2019 Q4 2018 Q3 2018 Q2 2018 Q1 2018   Quarterly Average   Number of new investments to new portfolio companies 10 19 10 17 5   12   Weighted average yield of new investments at amortized cost(1) 8.4% 8.5% 8.5% 8.7% 9.7%   8.8%   Number of repayments/sales 4 3 4 8 5   5   Weighted average yield of repayments/sales at amortized cost(1) 8.1% 10.1% 11.0% 11.4% 11.2%   10.4%

PORTFOLIO COMPOSITION AS OF MARCH 31, 2019

PORTFOLIO HIGHLIGHTS

- As of March 31, 2019, the 2017, 2018 and 2019 vintages represent approximately 94.4% of our portfolio
- Portfolio consists of 119 investments across 99 portfolio companies diversified across approximately 30 industries
- As of March 31, 2019, non-accrual assets represented 2.9% and 3.5% of the portfolio at fair value and cost, respectively

PORTFOLIO VINTAGE, INDUSTRY DIVERSIFICATION AND RISK RATING(1)



INVESTMENT VINTAGE(2)
($ in millions)
$300
$250
$200
$150
$100
$50
$-
5.6%
29.4%
56.0%
9.0%
Pre-2017
2017
2018
2019



TOP 10 INDUSTRIES(3)
30.6%
17.5%
9.1%
7.4%
6.7%
5.6%
5.3%
5.0%
4.9%
4.0%
3.9%
Various(3)
Internet Software and Services
Healthcare Equipment and Services
Commercial Services and Supplies
Household Products and Durables
Textiles, Apparel and Luxury Goods
Food Products
Diversified Telecommunication Services
Auto Components
Hotels, Restaurants and Leisure
Leisure Products



RISK RATINGS(4)
2.9%
0.7%
32.6%
63.8%
2.4
Weighted Average
Risk Grade 1
Risk Grade 2
Risk Grade 3
Risk Grade 4

(1) Charts based on fair values as of March 31, 2019
(2) Investment vintage represents the later of (1) an investment's original issuance date or (2) the date of the most recent upsize/refinancing at which point a re-underwriting of the credit was performed
(3) Various classification includes 19 different industries. Refer to the Consolidated Schedule of Investments in the Garrison Capital Inc. Quarterly Report on Form 10-Q for the full list of our investments by industry
(4) Refer to the Management's Discussion and Analysis of Financial Condition and Results of Operations in the Garrison Capital Inc. Quarterly Report on Form 10-Q for the definitions of our risk rating scale

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PORTFOLIO TRENDS

$ in millions, Percentages based on fair value unless otherwise noted*	Q1 2019	Q4 2018	Q3 2018	Q2 2018	Q1 2018
Portfolio Summary:					
Total portfolio, at fair value	$ 480.9	$ 454.0	$ 383.0	$ 401.9	$ 392.8
Total number of portfolio companies	99	93	77	71	62
Total number of investments	119	118	98	92	82
Average size of debt investments	$ 4.6	$ 4.6	$ 4.6	$ 5.2	$ 5.7
Weighted average price of debt investments	97.0	95.7	97.2	97.8	98.1
Portfolio Yields:(1)					
Weighted average yield on debt investments at amortized cost(2)	8.9%	9.1%	9.2%	9.5%	10.0%
Weighted average yield on debt investments at fair value(2)	9.4%	10.2%	9.6%	9.7%	10.0%
Weighted average yield on total portfolio at amortized cost	8.4%	8.5%	8.7%	9.1%	9.5%
Weighted average yield on total portfolio at fair value	9.1%	9.9%	9.1%	9.3%	9.5%
Portfolio Structure:					
First lien senior secured debt investments	98.4%	98.3%	97.6%	97.9%	97.2%
Equity and other investments	1.6%	1.7%	2.4%	2.1%	2.8%
Floating rate debt investments	99.8%	99.7%	99.6%	99.5%	99.4%
Fixed rate debt investments	0.2%	0.3%	0.4%	0.5%	0.6%
Portfolio Sourcing:					
Originated(3)	24.8%	25.3%	29.9%	34.9%	46.4%
Club(4)	41.3%	37.8%	35.0%	32.2%	27.0%
Purchased(5)	33.8%	36.9%	35.1%	32.9%	26.6%
Portfolio Credit Quality:					
Performing debt investments	97.1%	99.5%	99.3%	98.8%	98.8%
Non-accrual debt investments	2.9%	0.5%	0.7%	1.2%	1.2%
Weighted average debt / EBITDA of our portfolio companies(2)(6)	3.9x	3.8x	3.7x	3.7x	3.8x
Weighted average risk rating of our debt investments	2.4	2.4	2.3	2.3	2.3

(1) Weighted average yield represents the portfolio's return from the all-in interest rate plus the annualized accretion income from (i) any original issue discount or premium when calculating weighted average yield at amortized cost and (ii) any market discount or premium when calculating weighted average yield at fair value as of the balance sheet date to par at each investments contractual maturity date, excluding the effect of any scheduled principal amortization payments. For those investments valued based on an estimated recovery rate, the weighted average yield calculation is based on redeeming the investment at the current expected recovery rate rather than at par.
(2) Calculation excludes consumer loan portfolio investment, unfunded revolvers, debt investments placed on non-accrual and equity investments
(3) Originated positions include investments where we have sourced and led the execution of the deal
(4) Club positions include debt investments with a total tranche size less than $250.0 million where we provide direct lending to a borrower with a small number of other lenders but do not lead the deal
(5) Purchased positions include debt investments with a total tranche size greater than $250.0 million that was sourced from a bank loan syndication or the secondary market
(6) Excludes first-lien debt investments which were valued by performing a liquidation analysis of the underlying assets which serve as collateral for those loans.
* Table as of each respective quarter end and excludes investments with a fair value of zero from all figures except for the total number of portfolio companies and total number of investments

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Our U.S. GAAP debt to equity ratio was 2.05x while our regulatory debt to equity ratio was 1.70x(1) as of March 31, 2019 $60.0 million of SBIC Debentures outstanding as of March 31, 2019 with $10.0 million of remaining available SBIC capacity Total CLO revolving notes drawn as of March 31, 2019 was $40.5 million with $9.5 million of remaining available capacity Weighted average cost of funds slightly increased to 4.5% as of March 31, 2019 as compared to 4.4% as of December 31, 2018 PORTFOLIO LEVERAGE & CAPITAL STRUCTURE LIQUIDITY & CAPITAL STRUCTURE PORTFOLIO LEVERAGE (1) Regulatory debt to equity ratio excludes SBIC leverage and unfunded commitments ($ in millions) Liquidity available in SBIC Subsidiary Liquidity available in CLO Subsidiary Liquidity available in GARS ($ in millions) $80.0 $60.0 $40.0 $20.0 $- $41.0 $66.8 $50.4 $25.2 $31.9 Weighted Average Cost of Funds Q1 2019 4.5% Q4 2018 4.4% Q3 2018 4.8% Q2 2018 4.8% Q1 2018 4.5% Weighted Average 4.5% 4.4% 4.8% 4.8% 4.5% Cost of Funds

Assets March 31, 2019 December 31, 2018 Variance ($ in thousands, except per share data) (unaudited) (audited) $ % Investments, at fair value $ 480,863 $ 453,977 26,886 5.9% Cash and cash equivalents 3,715 6,191 (2,476) -40.0% Cash and cash equivalents, restricted 27,168 39,531 (12,363) -31.3% Due from counterparties 132 58 74 127.6% Accrued interest receivable 3,061 2,585 476 18.4% Other assets 1,674 1,624 50 3.1% Total assets 516,613 503,966 12,647 2.5%           Liabilities         Debt 340,080 307,492 32,588 10.6% Due to counterparties 4,233 23,390 (19,157) -81.9% Payables to affiliates 2,241 320 1,921 600.3% Accrued interest payable 1,569 3,040 (1,471) -48.4% Accrued expenses and other payables 859 812 47 5.8% Total liabilities 348,982 335,054 13,928 4.2% Total net assets 167,631 168,912 (1,281) -0.8% Total liabilities and net assets 516,613 503,966 12,647 2.5% Net asset value per share $ 10.44 $ 10.52 $ (0.08) -0.8% COMPARATIVE STATEMENT OF FINANCIAL CONDITION

  Three Months Ended     Investment income March 31, 2019 December 31, 2018 Variance ($ in thousands, except per share data) (unaudited) (audited) $ % Interest income $ 9,965 $ 9,385 580 6.2% Other income 264 176 88 50.0% Total investment income 10,229 9,561 668 7.0% Expenses         Interest expense 3,727 3,440 287 8.3% Management fee 1,623 1,543 80 5.2% Incentive fee 289 271 18 6.6% Professional fees 398 294 104 35.4% Directors' fees 82 77 5 6.5% Administrator expenses 371 404 (33) -8.2% Other expenses 492 372 120 32.3% Total expenses 6,982 6,401 581 9.1% Net investment income 3,247 3,160 87 2.8%           Realized and unrealized (losses)/gains         Net realized (losses)/gains on investments (7,133) 13 (7,146) N/M Net change in unrealized gains/(losses) on investments 6,296 (8,886) 15,182 170.9% Loss on refinancing of debt - (2,218) 2,218 100.0% Net realized and unrealized losses (837) (11,091) 10,254 92.4% Net (decrease)/increase in net assets resulting from operations 2,410 (7,931) 10,341 130.4% Net investment income per common share 0.20 $ 0.20 - - Basic earnings/(loss) per common share $ 0.15 $ (0.50) $ 0.65 130.0% Basic weighted average common shares outstanding 16,049,352 16,049,352 - - Dividends and distributions declared per common share $ 0.23 $ 0.23 - - COMPARATIVE STATEMENT OF QUARTERLY OPERATING RESULTS

GARRISON CAPITAL INC. 1290 Avenue of the Americas, 9th Floor New York, NY 10104 Tel: 212-372-9590 Fax: 212-372-9525 Contact Information CONTACT INFORMATION